"EMPLOYEE"



ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                         Fiscal Year Ended
                                                                    -------------------------------------------------------------
                                                                       January 30,           January 31,           February 1,
                                                                           1999                 1998                  1997
                                                                    -------------------   ------------------    ------------------
BASIC INCOME (LOSS) PER SHARE

Weighted average number of common shares outstanding                       10,437,102          10,435,531            10,400,789
                                                                    ==================     ===============            ==========
Net income (loss)                                                    $      4,383,000      $  (11,320,000)         $ (1,267,000)
                                                                    =================      ===============          ============
Basic net income (loss) per common share                             $           0.42      $        (1.08)         $      (0.12)
                                                                     ===============       ==============          =============


DILUTED INCOME (LOSS) PER SHARE

Weighted average number of common shares outstanding                       10,437,102          10,435,531            10,400,789

Net effect of dilutive stock options based on the treasury
  stock method using the average market price                                  56,714                  --                    --
                                                                    -------------------   ------------------    ----------------

Total                                                                      10,493,816          10,435,531            10,400,789
                                                                    ==================    =================     ===============

Net income (loss)                                                $          4,383,000    $    (11,320,000)  $        (1,267,000)
                                                                    =================    =================     =================

Diluted net income (loss) per common share                       $               0.42               (1.08)               (0.12)
                                                                    =================    =================     =================